Exhibit 3.17

State of Wisconsin Department of Financial Institutions Division of Corporate and Consumer Services

ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin limited liability company under Ch. 183 of the Wisconsin Statutes:

Article 1.	Name of the limited liability company: ARAMARK Capital Asset Services, LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent: CT Corporation System

Article 4. Street address of the initial registered office:

(The complete address, including street and number, if

assigned, and ZIP code. P O Box address may be

included as part of the address, but is insufficient alone.)

8025 Excelsior Drive, Suite 200, Madison, WI 53717

Article 5.	Management of the limited liability company shall be vested in: (Select and check (X) the one appropriate choice below)

☐	a manager or managers
OR
☒	its members

Article 6.	Name and complete address of each organizer:

Richard Negrin

1101 Market Street
Philadelphia, PA 19107

/s/ Richard Negrin
Organizer’s signature	Richard Negrin
Organizer’s signature

This document was drafted by	Lilly Dorsa
(Name the individual who drafted the document)

➢ OPTIONAL - Second choice company name if first choice is not available:

FILING FEE - $170.00 See instructions, suggestions, and procedures on following pages. (Note: Electronic edition of this form is “Quickstart LLC,” available at www.wdfi.org at a lower fee.) DFI/CORP/502(R04/22/03) Use of this form is voluntary.